Exhibit 99.1

INVESTOR CONTACTS:	MEDIA CONTACTS:

MacKenzie Partners, Inc.	Joele Frank, Wilkinson Brimmer Katcher
Amy Bilbija / Bob Marese	Sharon Stern / Dara Silverstein
650-798-5206 / 212-929-5500	212-355-4449
CYPRESS BIOSCIENCE ANNOUNCES AGREEMENT TO SELL
DIAGNOSTIC BUSINESS TO EXAGEN DIAGNOSTICS
SAN DIEGO, CALIFORNIA, October 8, 2010 — Cypress Bioscience, Inc. (NASDAQ:CYPB), a pharmaceutical company engaged in the development of innovative drugs to treat central nervous system (CNS) disorders, today announced that it has entered into an asset purchase agreement under which Exagen Diagnostics, Inc. will acquire Cypress’ diagnostic business for a total of up to $8 million in upfront and milestone payments, with additional future payments in the form of royalties on product sales.
The sale of the diagnostics business follows a comprehensive, formal process Cypress initiated earlier this year related to the decision to divest these assets by the third quarter of this year. The Company noted that the sale of the diagnostic business, which was based on a decision that was made previously and reaffirmed recently by the Board, is not related to the broad evaluation of Cypress’ strategic alternatives announced on September 28, 2010.
Under the terms of the agreement, Exagen Diagnostics will purchase the diagnostic business in its entirety, including all testing services, intellectual property rights and equipment. Under the terms, Exagen will assume the lease for Cypress’ laboratory operations at the current San Diego, California location and all of the Cypress laboratory employees will be offered positions with Exagen.
“We have spent the last several months searching for the appropriate partner to acquire our diagnostic business and consider the transaction with Exagen ideal for our stockholders, employees and patients who will benefit from continued testing and diagnosis,” said Jay D. Kranzler, MD, PhD, Chairman and Chief Executive Officer of Cypress Bioscience. “Exagen is committed to marketing our current testing services and moving our platform for the improved diagnosis and management of Lupus into the commercial development phase. We believe that this transaction is in the best interest of Cypress stockholders, and that it maximizes the value of these assets and delivers the greatest potential value.”
Exagen Chairman and CEO, Scott Glenn, said, “The Cypress products and technology complement our genomic testing platform and diagnostic panels in the market place today. Cypress has done a nice job of advancing their diagnostic business to this point and we look forward to expanding and diversifying our diagnostic business with this portfolio of products.”

Griffin Securities Inc., New York served as financial advisor and Cooley LLP served as legal advisor to Cypress.
Financial Information
According to the terms of the agreement, Exagen Diagnostics will pay Cypress a $4 million upfront cash payment, split into two payments, 24 months apart. In addition, there are potential milestone payments of up to $4 million. Under the agreement, Cypress is also eligible to receive a 10% royalty on defined product sales.
About Exagen Diagnostics
Exagen is the emerging leader in laboratory-discovered and developed genomic tests specifically designed to provide objective information to physicians and patients for more accurate, efficient diagnosis and better disease management. Using Coperna®, the company’s proprietary, algorithm-driven computational tool and search engine that runs on high performance computational clusters, it combines the ability to process massive amounts of data contained in genomic datasets with intelligent, rapid search methods. Coperna’s targeted and precise discovery model has no conventional equivalent in the molecular diagnostics industry as it can identify relevant marker sets with superior sensitivity and specificity relative to markers identified using traditional analytical methods. For more information, please visit www.exagen.com.
About Cypress Bioscience
Cypress Bioscience is a pharmaceutical company dedicated to the development of innovative drugs targeting large unmet medical needs for patients suffering from a variety of disorders of the central nervous system. Since 1999, Cypress has received FDA approvals for both of the products it brought to the FDA during that period, including for Prosorba™, a medical device for rheumatoid arthritis, and Savella® (milnacipran HCl), for fibromyalgia. The Company focuses on generating stockholder value by reaching clinical development milestones as quickly and efficiently as possible. Cypress’ development-stage assets include CYP-1020 for cognitive impairment in schizophrenia, Staccato® nicotine for smoking cessation and intranasal carbetocin for autism. More information on Cypress and its products and development assets is available at http://www.cypressbio.com/.

Forward-Looking Statements
This press release, as well as Cypress’ SEC filings and website at http://www.cypressbio.com, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements related to milestone and royalty payments to be received by Cypress, which may or may not occur, statements related to the potential benefits of the transaction to Cypress’ stockholders, employees and patients, statements related to Exagen’s ability to further develop and commercialize the assets being acquired and the fit of those assets with Exagen’s diagnostic business, statements related to the extent to which the transaction values the assets being acquired, and statements related to the closing of the transaction. Actual results could vary materially from those described as a result of a number of factors, including risks involved with the extent to which Exagen is able to successfully further develop and commercialize the assets being acquired and achieve the conditions for milestone and royalty payments and the extent to which the parties are able to close the transaction and other risks and uncertainties described in Cypress’ most recent Annual Report on Form 10-K, most recent Quarterly Report on Form 10-Q and any subsequent SEC filings. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “potential,” “expects,” “plans,” “anticipates,” “intends,” or the negative of those words or other comparable words to be uncertain and forward-looking. The statements in this press release speak only as the date hereof, and neither Cypress nor Exagen undertakes any obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
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